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Exhibit 10.70

[GE Capital Letterhead]

Commitment Letter

October 18, 2002

Bank of America, National Association
555 California Street, 4th Floor
Mail Code CA5-705-04-01
San Francisco, CA 94104

Attention:	Dave Buccolo
Fax: (415) 646-8127
Re:	$188.5 Million FF&E Facility For Wynn Las Vegas, LLC

Ladies and Gentlemen:

        This letter is an amendment and restatement of that certain letter, dated August 19, 2002 (the "Original Commitment Letter") from General Electric Capital Corporation ("GE Capital") to Bank of America, National Association ("Bank of America"). The terms of this letter supersede the Original Commitment Letter in its entirety which shall no longer have any force or effect.

        GE Capital is pleased to confirm its commitment to Bank of America, its subsidiaries and affiliates, and Deutsche Bank Securities Inc. ("Deutsche Bank Securities") to participate as a "Lender" in the FF&E Facility, subject to (i) the terms and conditions of this letter, (ii) the negotiation and execution of satisfactory documentation, (iii) GE Capital's receipt (at the time of funding) of a particpation fee as described in the GE Participant Fee Letter, (iv) the terms and conditions outlined in the Summary of Terms included in the Confidential Offering Memorandum, dated July 2002 (the "Summary"), as modified hereby, and (v) GE Capital's approval of its lien position in the Aircraft relative to other Lenders in the FF&E Facility, its rights to various payments arising from or related to the Aircraft, and its other rights and remedies, including voting rights with respect to the Aircraft. If there is a conflict between the terms of this letter and the terms of the Summary, the terms of this letter shall control.

        The amount of the GE commitment is $25 million which shall be used by the Borrower, along with certain other loan Advances under the FF&E Facility, to make an intercompany loan to World Travel in the amount of approximately $38 million to refinance the Aircraft which is currently owned by Wells Fargo Northwest, National Association, as Aircraft Trustee, on behalf of World Travel, as trustor. The total of the entire FF&E Facility is approximately $188.5 million. GE also acknowledges that Bank of America, Deutsche Bank and Wynn Las Vegas, LLC reserve the right to reject any and all commitments.

        GE Capital's commitment remains valid for 90 days from the date hereof, provided however, that GE Capital reserves the right to terminate its commitment if (i) there is a material adverse change (financial or otherwise) with respect to Wynn Las Vegas, LLC or any Guarantors (as such term is defined in the Summary) after the date hereof, or (ii) GE Capital's allocation is less than $25 Million.

        This letter is provided to you with the knowledge and understanding that Bank of America and Deutsche Bank Securities (collectively, the "Arrangers"), but no other persons, may rely thereon and is solely for the benefit of the Arrangers. The undersigned consents to the filing of this letter with the

Securities and Exchange Commission; provided, however, this opinion may not be relied upon by any person other than the Arrangers.

Very truly yours,

/s/ ALLAN J. PAGNOTTA Allan J. Pagnotta Senior Vice President—Risk Capital Funding, Inc. General Electric Capital Corporation

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Exhibit 10.70
Commitment Letter